CUSIP NO. 045327103               Schedule 13D                      Page 1 of 23


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a)
                              (AMENDMENT NO. 2)(1)

                             Aspen Technology, Inc.
                                (Name of issuer)

                         Common Stock, par value $0.10
                         (Title of class of securities)

                                   045327103
                                 (CUSIP number)

          Jarlyth H. Gibson, Assistant Compliance Officer 617-951-9493
        C/o Advent International Corporation, 75 State Street, 29th Floor
                                Boston, MA 02109
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  July 13, 2006
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:.[ ]

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 23 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 045327103               Schedule 13D                      Page 2 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    31,499,336
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           31,499,336
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,499,336
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     39.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 3 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    30,915,611
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           30,915,611
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,915,611
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     38.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 4 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity IV Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    15,397,758
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           15,397,758
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,397,758
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     23.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 5 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,409,908
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,409,908
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,409,908
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 6 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners GPE-IV Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    194,890
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           194,890
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     194,890
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 7 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent PGGM Global Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    440,969
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           440,969
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     440,969
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 8 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners GPE-III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    37,760
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           37,760
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     37,760
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                      Page 9 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners (NA) GPE-III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    11,223
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           11,223
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,223
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 10 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,036,076
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,036,076
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,036,076
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 11 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III-A Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,008,020
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,008,020
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,008,020
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 12 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III-B Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    251,952
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           251,952
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     251,952
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 13 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III-C Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,031,978
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,031,978
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,031,978
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 14 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III-D C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    755,963
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           755,963
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     755,963
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 15 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications III-E C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    504,010
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           504,010
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     504,010
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 16 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners DMC III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    116,850
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           116,850
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     116,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 17 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Energy II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,078,977
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,078,977
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,078,977
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 18 of 23


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    223,002
   NUMBER      -----------------------------------------------------------------
     OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           223,002
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,002
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103               Schedule 13D                     Page 19 of 23


Item 1. Security and Issuer

     This statement on Amendment No. 2 to Schedule 13D ("Amendment No. 2") relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in the Common Stock, par value $0.10 per share, of Aspen Technology, Inc., a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is Ten Canal Park, Cambridge, MA 02141. This Amendment No. 2 amends the Amendment No. 1 on Schedule 13D filed on June 6, 2006, filed by the Reporting Persons (as defined herein). This Amendment No. 2 is being filed by the Reporting Persons to amend Item 5 to the Amendment No. 1.

Item 2. Identity and Background

     (a) (b) (c) (f) This statement is being filed by the following entities:

          (1) Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Global Private Equity IV Limited Partnership, a Delaware limited partnership;

          (4) Advent Partners GPE-IV Limited Partnership, a Delaware limited partnership;

          (5) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

          (6) Advent Partners GPE-III Limited Partnership, a Delaware limited partnership;

          (7) Advent Partners (NA) GPE-III Limited Partnership, a Delaware limited partnership;

          (8) Digital Media & Communications III Limited Partnership, a Delaware limited partnership;

          (9) Digital Media & Communications III-A Limited Partnership, a Delaware limited partnership;

          (10) Digital Media & Communications III-B Limited Partnership, a Delaware limited partnership;

          (11) Digital Media & Communications III-C Limited Partnership, a Delaware limited partnership;

          (12) Digital Media & Communications III-D C.V., a Netherlands limited partnership;

CUSIP NO. 045327103               Schedule 13D                     Page 20 of 23


          (13) Digital Media & Communications III-E C.V., a Netherlands limited partnership;

          (14) Advent Partners DMC-III Limited Partnership, a Delaware limited partnership;

          (15) Advent Energy II Limited Partnership, a Delaware limited partnership;

          (16) Advent Partners II Limited Partnership, a Delaware limited partnership;

          (17) Global Private Equity III Limited Partnership, a Delaware limited partnership.

     Advent International Corporation is a Delaware corporation with its principal and business address at 75 State Street, Boston, Massachusetts 02109. Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. The principal business of Advent International Corporation is private equity investments.

     The principal business of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership, Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership is to provide risk capital for, and make investments in the securities of, privately held and other businesses.

     The persons serving as directors and executive officers of Advent International Corporation are set forth on Schedule A hereto.

     The entities listed in subparagraph (1) through (17) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State, Boston, MA 02109.

     (d) (e) During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been convicted in a criminal

CUSIP NO. 045327103               Schedule 13D                     Page 21 of 23


proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violations with respect to such laws.

Item 5. Interest in Securities of the Issuer.

     (a) The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement (based upon 53,346,537 shares of Common Stock outstanding as of July 13, 2006). The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

                                                                  Number of Shares
                                                               ----------------------                 Percentage
                                                                              Under                   of Shares
Reporting Person                                                 Common      Warrants      Total     Outstanding
----------------                                               ----------   ---------   ----------   -----------
Global Private Equity IV Limited Partnership (1)               15,397,758               15,397,758      23.1%
Advent PGGM Global Limited Partnership (1)                        440,969                  440,969       0.8%
Global Private Equity III Limited Partnership (1)               4,409,908                4,409,908       7.7%
Digital Media & Communications III Limited Partnership (1)      2,036,076                2,036,076       3.7%
Digital Media & Communications III-A Limited Partnership (1)    1,008,020                1,008,020       1.9%
Digital Media & Communications III-B Limited Partnership (1)      251,952                  251,952       0.5%
Digital Media & Communications III-C Limited Partnership (1)    4,031,978                4,031,978       7.1%
Digital Media & Communications III-D C.V. (1)                     755,963                  755,963       1.4%
Digital Media & Communications III-E C.V. (1)                     504,010                  504,010       0.9%
Advent Energy II Limited Partnership (1)                        2,078,977                2,078,977       3.8%
Advent Partners GPE-IV Limited Partnership (2)                    194,890                  194,890       0.4%
Advent Partners GPE-III Limited Partnership (2)                    37,760                   37,760       0.1%
Advent Partners (NA) GPE-III Limited Partnership (2)               11,223                   11,223       0.0%
Advent Partners DMC III Limited Partnership (2)                   116,850                  116,850       0.2%
Advent Partners II Limited Partnership (2)                        223,002                  223,002       0.4%
Advent International Limited Partnership (1)                   30,915,611               30,915,611      38.7%
Advent International Corporation (1), (2)                      31,499,336               31,499,336      39.2%
                                                               ----------               ----------      ----
Total Group                                                    31,499,336               31,499,336      39.2%
                                                               ==========               ==========      ====

(1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

(2) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC derives from such power.

     (b) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

     (c) On July 13, 2006 the Reporting Persons exercised 6,006,006 WD
Warrants utilizing the "cashless exercise" provision contained in the WD Common Stock Purchase Warrant. In connection with the "cashless exercise" the Reporting Persons surrendered 1,636,670 WD Warrants collectively to acquire 4,369,336 shares of Common Stock of the Issuer.

CUSIP NO. 045327103               Schedule 13D                     Page 22 of 23


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 26, 2006

Global Private Equity IV Limited Partnership
Global Private Equity III Limited Partnership
Advent PGGM Global Limited Partnership
Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V.
Digital Media & Communications III-E C.V.
Advent Energy II Limited Partnership

By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*

Advent International Limited Partnership
Advent Partners II Limited Partnership
Advent Partners GPE-IV Limited Partnership
Advent Partners GPE-III Limited Partnership
Advent Partners (NA) GPE-III Limited Partnership
Advent Partners DMC-III Limited Partnership

By: Advent International Corporation, General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer *

ADVENT INTERNATIONAL CORPORATION

By: Jarlyth H. Gibson, Assistant Compliance Officer *

*    For all of the above:

          /s/ Jarlyth H. Gibson
-----------------------------------------------
Jarlyth H. Gibson, Assistant Compliance Officer

CUSIP NO. 045327103               Schedule 13D                     Page 23 of 23


                                   SCHEDULE A

     The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, 75 State Street, Boston, Massachusetts 02109. All of the persons listed below are United States citizens.

I.   Advent International Corporation

                               Position with                 Principal
                           Advent International             Occupation
Name                            Corporation               (if different)
----                 --------------------------------   ------------------
Peter A. Brooke                  Chairman

Thomas H. Lauer            Senior Vice President
                             Managing Director
                          Chief Financial Officer
                            Assistant Secretary
                            Executive Officers'
                             Committee Member

Ernest G. Bachrach          Executive Officers'
                             Committee Member

David M. Mussafer                Director
                            Executive Officers'
                             Committee Member

William C. Schmidt          Executive Officers'
                             Committee Member

John B. Singer              Executive Officers'
                             Committee Member

Steven M. Tadler                 Director
                            Executive Officers'
                             Committee Member

Janet L. Hennessy    Senior Vice President of Finance
                                  Partner
                         Chief Compliance Officer
                            Assistant Secretary

John F. Brooke                   Director               General Partner of
                                                              Brooke
                                                          Private Equity

Mark Hoffman                     Director                   Chairman of
                                                             Cambridge
                                                          Research Group

David W. Watson                  Secretary                   Attorney